Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the “Settlement Agreement”), dated as of April 20, 2005, is entered into by and among NewComm Wireless Services, Inc., a corporation formed under the laws of the Commonwealth of Puerto Rico (“NewComm” or the “Company”), Telefónica Móviles S.A., a corporation organized under the laws of Spain (“TEM”), Telefónica Móviles Puerto Rico, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“TEM Puerto Rico”), ClearComm, L.P., a limited partnership organized under the laws of Delaware (“ClearComm”), and each of the other existing shareholders of NewComm listed on Exhibit A hereto (ClearComm and such existing shareholders, jointly, the “Other Stockholders”).  The Other Stockholders, together with NewComm and TEM, are collectively referred to herein as the “Parties” and each individually as a “Party.”

W I T N E S S E T H

WHEREAS, the Company is in the business of providing wireless telecommunications services and other related services in Puerto Rico (the “Business”);

WHEREAS, certain of the Parties have entered into various agreements, as amended, listed on Exhibit B hereto, in connection with the development of such Business (the “Contracts”);

WHEREAS, the Parties have come to dispute certain of their respective rights and obligations under the Contracts;

WHEREAS, the Parties desire to provide the new management of the Company with an additional period of up to thirty-six months to implement a new Business Plan; and

WHEREAS, the Parties also desire to clarify, compromise, settle and resolve fully and finally, any and all claims, rights, obligations and defenses they may have under such Contracts.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1              Defined Terms.  For purposes of this Settlement Agreement, the following terms shall have the following meanings:

“Acquisition Transaction” shall have the meaning set forth in Section 10.3.

“Additional Subscribed Value” shall mean the aggregate value, calculated at the time of the subscription of capital stock, and not adjusted for the passage of time, appreciation or depreciation, on the basis of the value recognized by the Company in each relevant subscription, of any and all capital paid to the Company from the first day following the Effective Date as a capital subscription, contribution or payment of any kind, whether in the form of cash, conversion of debt, in-kind payment or otherwise.

“Affiliates” shall mean a Person directly or indirectly controlled by, controlling or under common control with the other Person.  For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean any statute, law, rule or regulation or any judgment, order, consent order, stipulated agreement, ordinance, writ, injunction or decree of any Governmental Entity.

“Arbitrator” shall have the meaning set forth in Section 2.2(d).

“Award” shall have the meaning set forth in Section 2.2(d).

“Base Value” shall be equal to $23,490,222 as of the Effective Date.

“Board of Directors” shall mean the board of directors of the Company.

“Bridge Loan” shall mean that certain loan agreement by and among NewComm, ClearComm, TEM Puerto Rico, ABN Amro Bank, N.V., as Administrative Agent, and LaSalle Bank National Association, as Collateral Agent, dated as of November 22, 2000, as amended from time to time.

“Business” shall have the meaning set forth in the Recitals.

“Business Plan” shall mean the business plan of the Company approved by the Board of Directors on November 30, 2004, a copy of which is attached as Exhibit C hereto and made a part hereof, as the same shall be amended from time to time pursuant to the Shareholders Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks are authorized or obligated by law to be closed in any of Madrid, Spain, the City of New York, New York, or San Juan, the Commonwealth of Puerto Rico.

“Capital Lease Obligations” shall mean the obligation of any person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S. GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with U.S. GAAP.

“ClearComm” shall have the meaning set forth in the Preamble.

“Company” shall have the meaning set forth in the Preamble.

“Contracts” shall have the meaning set forth in the Recitals.

“Convertible Notes” shall mean (i) the Secured Convertible Promissory Note, (ii) the Other Convertible Notes, (iii) the promissory notes referred to in Section 3.1(a) and (b) hereof, and (iv) the Interest Note.

“CPR” shall have the meaning set forth in Section 2.2(d).

“CPR Rules” shall have the meaning set forth in Section 2.2(d).

“Dispute” shall have the meaning set forth in Section 12.16(a).

“dollar” or “$” shall mean dollars in lawful currency of the United States.

“EBITDA” shall mean with respect to the Company for any period, the net income of the Company, as determined in accordance with U.S. generally accepted accounting principles applied on a consistent basis, for such period plus, without duplication, (a) provision for taxes based on income or profits for such period to the extent the same was deducted in computing the net income, plus (b) interest expense for such period to the extent the same was deducted in computing the net income, plus (c) depreciation and amortization expense for such period to the extent the same was deducted in computing the net income, plus (d) extraordinary loss and minus (e) extraordinary gains.

“Effective Date” shall have the meaning set forth in Section 11.1.

“Exit Notice” shall have the meaning set forth in Section 7.1.

“FCC” shall mean the Federal Communications Commission.

“FCC Authorization” shall mean the authorization granted on August 12, 2004 by the FCC to TEM Puerto Rico relating to the transfer of control of NewComm to TEM Puerto Rico, the extension thereof granted on February 8, 2005, and any other authorization or extension thereof, as may be granted in the future.

“FCC Licenses” shall mean each license, permit, authorization and concession granted by the FCC and held by the Company relating to the Business.

“FCC Loans” shall have the meaning set forth in Section 4.1.

“FCC Related Debt” shall mean any outstanding installment payment owed to the FCC as of the Effective Date with respect to the Personal Communications Services (“PCS”) license held by NewComm, as set forth on Exhibit D hereto.

“File” shall have the meaning set forth in Section 2.2(b).

“Fraud” shall mean any material act in bad faith of omission, concealment, misrepresentation or deceit related solely to (i) payments of any kind to any Person, including but not limited to payments to vendors, suppliers, and providers of services, whether through oral or written arrangements, made by NewComm and acknowledged or approved in writing by any TEM Senior Executive (ii) accounting practices, and (iii) reimbursement of expenses, in each case committed by TEM, at any time prior to October 1, 2004, and actually and reasonably relied upon by NewComm with the deliberate intention of obtaining an undue and unlawful financial gain for TEM or any TEM Senior Executive or any other Affiliate of TEM and causing a financial loss to NewComm.  It is expressly agreed that management, strategic, technical or business decisions or such other acts or omissions of any nature or kind whatsoever and communication of, or failure to communicate, such decisions shall be excluded from Fraud, provided that the foregoing shall not preclude NewComm from pursuing any right or claim it may have against TEM under Section 2.2(a)(y) to the extent such decisions were intended to result, and have resulted, in any acts referred to in the preceding sentence.  Nothing contained in this definition shall relieve, or be deemed to relieve, NewComm of its burden of proving, by clear and convincing evidence, each of the elements of common law fraud under Florida law.

“Fraud Amount” shall have the meaning set forth in Section 2.2(f).

“Guarantee” shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtednesses or other obligation of any Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) any security for the payment thereof, (b) to purchase or lease properties, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Governing Documents” shall have the meaning set forth in Section 9.1(a).

“Governmental Entity” shall mean any domestic or foreign court or tribunal in any domestic or foreign jurisdiction or any federal, state, municipal or local government or other governmental body, agency, authority, district, department, commission, board, bureau, or other instrumentality, arbitrator or arbitral body (domestic or foreign), including any joint action agency, public power authority, public utility district, or other similar political subdivision.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency rate or commodity price hedging agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, continent of otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person in respect of Hedging Agreements and (l) any other payment obligations similar to, or having the same results as, those referred to in clauses (a) through (k) above.  For the avoidance of doubt, Indebtedness shall include accrued and unpaid interest (as well as withholding taxes, if applicable), including, but not limited to, on the amounts due under the Bridge Loan and the FCC Related Debt.

“Interest Note” shall mean that certain promissory note in a principal amount equal to $8,597,045.07, representing the accrued interest on the Secured Convertible Promissory Note and the Other Convertible Notes, substantially in the form attached as Exhibit E hereto.

“Joint Venture Agreement” shall mean that certain joint venture agreement into by and between TEM, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., and ClearComm dated as of February 4, 1999, as amended from time to time.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” shall mean any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Liquidation/Sale Effective Date” shall mean the date upon which the consideration payable to TEM in its capacity as shareholder of the Company is fully paid to TEM in respect of the Liquidation/Sale Event.

“Liquidation/Sale Event” shall mean any of the following events: (a) a Sale of the Company or (b) a Liquidation of the Company.

“Liquidation/Sale Proceeds” shall mean the aggregate cash and non-cash consideration, including any proceeds received by way of deferred payment pursuant to promissory notes, earn-outs, receivables or otherwise (net of any and all out-of-pocket costs, brokers’ fees, filing fees, auditing fees and other related transaction costs, fees and expenses) from the Liquidation/Sale Event minus the Company’s Indebtedness as of the time of such Liquidation/Sale Event.

“Long-Term Financing” shall have the meaning set forth in Section 10.5(a).

“Lucent” shall mean Lucent Technologies Inc., a Delaware corporation.

“Lucent Debt” shall mean any outstanding amount owed by NewComm to Lucent under the Senior Credit Agreement.

“Management Agreement” shall mean that certain management agreement by and between NewComm and TEM, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., dated as of March 3, 1999, as amended from time to time.

“Management Fee” shall mean the annual fee (payable quarterly in arrears) payable under the Management Agreement equal to the higher of (i) nine percent (9%) of the Company’s EBITDA as of the end of the previous calendar year and (ii) seven hundred and fifty thousand dollars ($750,000.00).

“Management Services” shall have the meaning set forth in the Management Agreement.

“NewComm” shall have the meaning set forth in the Preamble.

“NewComm Senior Executive” shall mean any of the following individuals: Lawrence Odell Peck and Javier O. Lamoso, solely in their respective capacities as director and general manager of NewComm.

“Notice of Claim” shall have the meaning set forth in Section 2.2(b).

“Other Convertible Notes” shall mean (i) that certain convertible promissory notes issued by NewComm to TEM Puerto Rico, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., on November 2, 2000, (ii) that certain second convertible promissory notes issued by NewComm to TEM Puerto Rico, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., on December 15, 2000, (iii) that certain third convertible promissory notes issued by NewComm to TEM Puerto Rico, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., on May 1, 2001, (iv) that certain fourth convertible promissory notes issued by NewComm to TEM Puerto Rico, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., on May 20, 2002 and (v) that certain fifth convertible promissory notes issued by NewComm to TEM Puerto Rico, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., on December 27, 2002.

“Other Stockholders” shall have the meaning set forth in the Preamble.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Premium” shall have the meaning set forth in Section 6.2(c).

“Person” shall mean any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Entity or other entity.

“Premium Stock” shall have the meaning set forth in Section 6.2(a).

“Sale Agreement” shall mean that certain sale agreement by and among TEM Puerto Rico, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., ClearComm, Syndicated Communications Venture Partners IV, L.P., a Delaware limited partnership, Fleet

Development Ventures, LLC, a Massachusetts limited liability company, Opportunity Capital Partners IV, L.P., a Delaware limited partnership, Power Equities, Inc., a Delaware corporation, and NewComm dated as of March 12, 2002, as amended from time to time.

“Sale of the Company” shall mean (i) a transfer of all of the outstanding equity interests of the Company; (ii) a transfer of substantially all of the assets of the Company or (iii) the merger, consolidation or other business combination of the Company with or into another Person, in each case under circumstances in which the holders of outstanding capital stock of the Company, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

“SCL Agreements” shall mean (i) the SCL Licensing Agreement (Licenciamiento SCL) dated August 1, 2002 between TmAS and NewComm, (ii) the Agreement for the provision of Consulting and Evolutionary Maintenance of Sw Applications Services (SCL Maintenance) (Prestación de Servicios de Asesoría y Mantenimiento Evolutivo de Aplicaciones Sw (Mantenimiento SCL)) dated August 1, 2002 between TmAS and NewComm and (iii) the Agreement for the provision of Sw Applications Designing, Development and Programming Services (Prestación de Servicios de Diseño, Desarrollo y programación de Aplicaciones Sw) dated August 1, 2002 between TmAS and NewComm.

“Secured Convertible Promissory Note” shall mean that certain secured convertible promissory note issued by NewComm to TEM Puerto Rico, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., on March 3, 1999, as amended from time to time.

“Seller Shares” shall have the meaning set forth in the Stock Purchase Agreement.

“Senior Credit Agreement” shall mean that certain senior secured credit agreement by and between NewComm and Lucent dated as of June 4, 2003, as amended from time to time.

“Settlement Agreement” shall have the meaning set forth in the Preamble.

“Shareholders Agreement” shall mean that certain shareholders agreement by and among NewComm, ClearComm, TEM Puerto Rico, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., and the other parties named therein dated as of March 12, 2002, as amended from time to time.

“SPA Change of Control” shall mean any change of control of the Company pursuant to and under the terms and conditions of the Stock Purchase Agreement, in which TEM shall, directly or indirectly, hold fifty point one (50.1%) percent of the fully diluted capital stock of the Company.

“Stock Purchase Agreement” shall mean that certain stock purchase agreement entered into by and between TEM Puerto Rico, as a successor in interest to Telefónica Larga Distancia de Puerto Rico, Inc., and ClearComm dated as of March 12, 2002, as amended from time to time.

“Subordinated Loan Facility” shall have the meaning set forth in Section 10.6(a).

“Technology Transfer Agreement” shall mean that certain technology transfer agreement entered into by and between NewComm and TEM, as a successor in interest to Telefónica Internacional, S.A., a corporation organized under the laws of Spain, dated as of March 3, 1999, as amended from time to time.

“Technology Transfer Fee” shall mean the annual fee (payable quarterly in arrears) payable under the Technology Transfer Agreement equal to one percent (1%) of the Company’s gross revenues as of the end of the previous calendar year.

“TEF” shall mean Telefónica S.A., a corporation organized under the laws of Spain.

“TEM” shall have the meaning set forth in the Preamble.

“TEF Guarantee” shall have the meaning set forth in Section 10.5(a).

“TEM Senior Executive” shall mean any of the following individuals: Federico Grosso, Claudio Hidalgo, Francisco Martinez-Davis, Luis Miguel Gilperez, Francisco Ruiz Vinuesa, Pablo Alvarado and Maria D. Pizarro Figueroa, solely in their capacity as employees of TEM or its Affiliates.

“TEM Puerto Rico” shall have the meaning set forth in the Preamble.

“Third-Party Financing” shall have the meaning set forth in Section 10.5(c).

“Threshold Amount” shall have the meaning set forth in Section 2.2(a).

“TmAS” shall mean Telefónica Móviles Aplicaciones y Soluciones, S.A., a company formed under the laws of Chile and a wholly owned subsidiary of TEM.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States.

ARTICLE II

MUTUAL WAIVER AND RELEASE

Section 2.1              Mutual Release.

(a)  Subject to Section 2.2, each of NewComm and the Other Stockholders, for itself and, to the extent it has the legal ability to do so, on behalf of its former, present and future officers, directors, agents, employees, Affiliates, assigns and predecessors and successors in interest do hereby and forever waive, release and discharge TEM and its Affiliates (including, without limitation, TEM Puerto Rico), and their respective officers, directors, agents, employees, assigns and predecessors and successors in interest from any and all losses, claims, liabilities, controversies, demands, actions, complaints, suits, causes of action of any kind and nature whatsoever (including, without limitation, those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with expectancy of business advantage, in each case, current or prospective), judgments, damages, executions, obligations, contracts, agreements, covenants, controversies, promises, accounts, bonds, bills, debts, dues, sums of money, expenses, specialties, fees and costs of any kind and nature whatsoever (whether direct, indirect, consequential, incidental or otherwise), known or unknown, suspected or unsuspected, in their own right or derivatively, in law or in equity, which any of them ever had, now has, or hereafter shall or may have, against any other of them, on account of, arising from, relating to, or in connection with the Contracts (including, without limitation, any act or omission or other matter or thing whatsoever arising from, relating to, or in connection with the negotiation, execution and performance of the Contracts) and occurring prior to and including the Effective Date, provided, however, that the foregoing shall not release TEM from any of its obligations under this Settlement Agreement.

(b)  Subject to Section 2.2, each of TEM, for itself and, to the extent it has the legal ability to do so, on behalf of its former, present and future officers, directors, agents, employees, Affiliates, assigns and predecessors and successors in interest do hereby and forever waive, release and discharge each of NewComm and the Other Stockholders and their respective Affiliates, officers, directors, agents, employees, assigns and predecessors and successors in interest from any and all losses, claims, liabilities, controversies, demands, actions, complaints, suits, causes of action of any kind and nature whatsoever (including, without limitation, those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with expectancy of business advantage, in each case, current or prospective), judgments, damages, executions, obligations, contracts, agreements, covenants, controversies, promises, accounts, bonds, bills, debts, dues, sums of money, expenses, specialties, fees and costs of any kind and nature whatsoever (whether direct, indirect, consequential, incidental or otherwise), known or unknown, suspected or unsuspected, in their own right or derivatively, in law or in equity, which any of them ever had, now has, or hereafter shall or may have, against any other of them, on account of, arising from, relating to, or in connection with the Contracts (including, without limitation, any act or omission or other matter or thing whatsoever arising from, relating to, or in connection with the negotiation, execution and performance of the Contracts) and occurring prior to and including September 30, 2004, provided, however, that the foregoing shall not release NewComm and the Other Stockholders from any of their respective obligations under this Settlement Agreement.

(c)  The consequences of the foregoing waiver, release and discharge provisions have been explained by each of the Parties’ respective counsel.  Each of the Parties acknowledges that it may hereafter discover facts different from, or in addition to, those which they now know or believe to be true, and agree that this Settlement Agreement and the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

(d)  The Parties acknowledge that the release is given for adequate, valid and sufficient consideration, including the acceptance of the obligations set forth in this Settlement Agreement.  In the event after the Effective Date, any Party shall breach any provision set forth in this Settlement Agreement (other than the release), the other Parties will be entitled to remedies in contract for the breach of the obligations set forth in this Settlement Agreement, however, the validity of the releases contained herein shall not be affected.  Notwithstanding anything to the contrary herein or any acts or events following the Effective Date, the releases contained herein are irrevocable and, from the Effective Date shall be and remain effective in all respects.

(e)  To the extent Applicable Law would not otherwise recognize the provisions of subsections (a) and (b) of this Section 2.2 as constituting a full and final release applying to all unknown and unanticipated claims, as well as those now known or disclosed, the Parties hereby expressly waive all rights or benefits which either one or any of them may have against any other counterparty now or in the future under any such Applicable Law.

(f)  In consideration of the foregoing, TEM agrees to withdraw, and hereby withdraws, the Notice of Dispute (as such term is defined in the Management Agreement) dated October 28, 2004 sent to NewComm pursuant to Section 12.13.1 of the Management Agreement.  As a result thereof, NewComm’s response letter to TEM dated November 10, 2004 shall be of no further force and effect.

Section 2.2              Limitation of Mutual Release.

(a)  It is the intent of the Parties that the scope of the release provided for in this Settlement Agreement shall be as broad and complete as possible and shall have the benefits of the doctrines of res judicata and collateral estoppel to the fullest extent allowed by law and limited only by the provisions of this Section 2.2.  Nothing whatsoever provided or contained in this Article II or in any other provision of this Settlement Agreement (w) shall be construed as, or deemed to be a release of, or to release, any Party from its obligations, duties, agreements and other warranties expressly incurred or otherwise arising under this Settlement Agreement, (x) shall be construed as, or deemed to be a release of, or to release, NewComm from its delivery and conversion obligations of the promissory notes delivered pursuant to Section 3.1(a) and (b) hereof or (y) shall restrict, impinge upon, or nullify any right or other claim that NewComm may have against TEM because of any Fraud committed by TEM or any TEM Senior Executives in their performance of Management Services under the Management Agreement, which caused damages to NewComm of $250,000 (two hundred and fifty thousand dollars) or more in the aggregate (the “Threshold Amount”) or (z) shall be construed as, or deemed to be a release of, or to release, TmAS from its obligations under Article V hereof.

(b)  In connection with a claim of alleged Fraud by NewComm, NewComm shall have up to one-hundred eighty (180) days from the Effective Date to deliver a notice of claim (the “Notice of Claim”) to TEM (i) alleging with reasonable particularity that Fraud occurred, which caused damages in excess of the Threshold Amount and (ii) providing TEM with a full, complete and accurate file (the “File”) containing any evidence of the alleged Fraud and other relevant documentation (including potentially exculpatory documents) relating to the services rendered under the Management Agreement, provided that NewComm shall not be allowed to submit more than one Notice of Claim within the one hundred eighty (180) day period starting from the Effective Date.  TEM shall then have forty five (45) days from receipt of such Notice of Claim from NewComm either to accept the occurrence of Fraud alleged by NewComm or deny it.  As soon as reasonably practicable after the delivery of the Notice of Claim by NewComm to TEM, NewComm shall grant TEM full and complete access to all information, documents (including emails), records and personnel that TEM may reasonably request to prepare TEM’s response and TEM shall be entitled to obtain copy of any such documents (including emails) and records.

(c)  In the event TEM accepts the occurrence of Fraud alleged by NewComm or wishes to engage in settlement discussions, TEM and NewComm shall engage in efforts to monetarily quantify as soon as reasonably practicable the amount of any overpayment or improper payment, as the case may be, represented by the Fraud committed.  Upon reaching an agreement in writing of such amount, which shall be binding, final and conclusive on the Parties, TEM shall, within five (5) Business Days after its receipt of an executed release from NewComm (to be effective upon NewComm’s receipt of the agreed amount), restore such amount to NewComm.  Such amount shall be transferred in immediately available funds to such bank accounts as shall be designated by NewComm to TEM.

(d)  Notwithstanding Section 12.16, in the event (i) TEM denies the occurrence of Fraud or (ii) upon acceptance of the occurrence of Fraud, TEM and NewComm are unable to agree on the amount of damages within thirty (30) days from such acceptance, such dispute shall be finally and exclusively resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of International Disputes (“CPR Rules”), except to the extent modified herein, by a sole arbitrator (“Arbitrator”).  The Neutral Organization (as defined in the CPR Rules) designated to perform the functions specified in Rules 5, 6 and 7 of the CPR Rules shall be the CPR Institute for Dispute Resolution (“CPR”).  TEM shall select the Arbitrator (such Arbitrator to be reasonably acceptable by NewComm, which acceptance may not be unreasonably withheld or delayed) within (30) thirty days after TEM’s receipt from NewComm of a Notice of Arbitration under Rule 2 of the CPR Rules, provided that if the Parties fail to designate an Arbitrator, TEM may apply to the CPR to appoint one.  Judgment upon the award rendered by the Arbitrator (the “Award”) may be entered by any court having jurisdiction thereof.  The seat of arbitration shall be Miami, Florida.  The arbitration shall be conducted in the English language, and any Spanish language documents shall be accompanied by English language translations in any submissions to the Arbitrator.

(e)  In order to expedite the arbitration proceedings, the Parties agree that (a) NewComm shall serve a Notice of Arbitration (as defined in the CPR Rules) that satisfies the requirements of Rule 3.3 of the CPR Rules and includes each of the elements of a pre-hearing memorandum as set forth in Rule 12.1 of the CPR Rules (including the documents relied upon by NewComm); and (b) NewComm shall continue to make available the File to TEM and, concurrently with its service of a Notice of Arbitration, make available to TEM any other documents (in hard-copy and electronic form) relevant to NewComm’s claim and not otherwise relied upon by NewComm and included with the Notice of Arbitration; (c) within ninety (90) days after receipt of NewComm’s Notice of Arbitration, TEM shall serve a Notice of Defense (as defined in the CPR Rule) (including any counterclaims) that satisfies the requirements of Rule 3.5 of the CPR Rules and includes each of the elements of a pre-hearing memorandum as set forth in Rule 12.1 of the CPR Rules (including the documents relied upon by TEM).  Each Party further agrees to cooperate with the Arbitrator and to (i) provide the Arbitrator with access to books, records, personnel and representatives and (ii) deliver to the Arbitrator all evidence and documents required by such Arbitrator and relevant and necessary, in the sole and discretionary opinion of the Arbitrator for its determination of the alleged Fraud and/or the amount of the damages, if any, resulting from such Fraud.  Each Party providing evidence, document or information to the Arbitrator shall deliver to the other Party, simultaneously herewith copies of the exact same evidence, document or information.

(f)  Notwithstanding anything to the contrary contained in the CPR Rules, absent exceptional cause, which shall be determined by the Arbitrator, the Parties agree that (a) a final evidentiary hearing lasting no more than two (2) Business Days shall be conducted in Miami, Florida, or in such other place or places as the Parties may mutually agree, or, failing agreement, the Arbitrator shall order, and concluded no later than six (6) months after TEM’s receipt of NewComm’s Notice of Arbitration, and (b) the Arbitrator’s Award shall be issued no later than thirty (30) days after the conclusion of the final evidentiary hearing and determine (x) whether the evidence is sufficient to constitute Fraud and/or (y) the amount of damages resulting from the Fraud (the “Fraud Amount”).

(g)  If the Arbitrator determines the evidence is sufficient to constitute Fraud, TEM shall, within five (5) Business Days from receipt of the Arbitrator’s Award, restore the Fraud Amount to NewComm (after being netted, if applicable to the particular case, with any amount owed by NewComm to any Affiliate of TEM under related contractual arrangements), provided that TEM shall not have any obligation to restore such amount to NewComm until NewComm have suffered damages resulting from such Fraud in excess of the Threshold Amount, at which time NewComm will be entitled to indemnification for all such damages and not only those in excess in the Threshold Amount; provided, however, that the aggregate liability of TEM (including, without limitation, any claim for interest) to indemnify NewComm for any and all claims of Fraud shall not exceed $5,000,000 (five million dollars) and, provided, further, that any damages resulting from the Fraud shall be limited to compensatory damages and shall exclude any consequential damages or any or punitive or other exemplary damages (including, without limitation, treble damages).  Such amount shall be transferred in immediately available funds to such bank accounts as shall be designated by NewComm to TEM.  In the event the Arbitrator determines the evidence is sufficient to constitute Fraud but the Fraud Amount is less that the Threshold Amount, NewComm shall pay all fees and expenses relating to the work performed by the Arbitrator.  In the event the Arbitrator determines the evidence is sufficient to constitute Fraud and the Fraud Amount is in excess of the Threshold Amount, TEM shall pay all fees and expenses relating to the work performed by the Arbitrator.  Each Party agrees to pay its own legal fees and expenses incurred in connection with the arbitration proceeding.

(h)  If the Arbitrator determines the evidence is insufficient to constitute Fraud, NewComm shall, within five (5) Business Days from receipt of the Arbitrator’s Award, pay TEM or its Affiliates as the case may be, any remaining outstanding amounts due under such related contractual arrangements.  In addition, NewComm shall pay all fees and expenses relating to the work performed by the Arbitrator.

(i)  The Parties, the Arbitrator and the Neutral Organization shall treat the fact of the arbitration, the arbitral proceedings, any and all submissions to the Arbitrator, and the Arbitrator’s decisions (including the Award), as confidential, except in connection with judicial proceedings ancillary to the arbitration, such as a judicial challenge to, or enforcement of, an award, and unless otherwise required by Applicable Law.  To the extent possible, any specific issues of confidentiality should be raised with and resolved by the Arbitrator.

ARTICLE III

PAYMENT AND CAPITALIZATION OF THE FEES

Section 3.1              Payment of the Fees.

(a)  TEM, as a successor in interest to Telefónica Internacional, S.A., shall receive a convertible promissory note in the amount of $4,392,978.55 and substantially in the form attached as Exhibit E hereto in full satisfaction of the payment of the Technology Transfer Fee due to TEM under Section 2.1(a) of the Technology Transfer Agreement and accrued and not paid until the Effective Date.

(b)  TEM shall receive a convertible promissory note in the amount of $2,239,492.21 and substantially in the form attached as Exhibit E hereto in full satisfaction of the payment of the Management Fee due to TEM under Section 4.1(a) of the Management Agreement accrued and not paid until September 30, 2004 (such date being the date upon which the Board of Directors decided to terminate the Management Agreement).

(c)  ClearComm shall receive a convertible promissory note in the amount of $310,416.80 and substantially in the form attached as Exhibit E hereto in full satisfaction of the payment of the service fee due to ClearComm by NewComm under the consulting services agreement dated May 1, 1999, accrued and not paid until the Effective Date. The aforementioned consulting services agreement is hereby terminated and none of the parties thereto shall have any further right or obligation with respect thereto or the subject matter thereof whether arising prior to, on or after the Effective Date.

Section 3.2              Capitalization of the Promissory Notes.

(a)  On the Effective Date, the promissory notes referred to in Section 3.1(a), (b) and (c) shall be converted in whole into fully paid shares of common stock upon the terms and subject to the conditions set forth on the promissory notes attached as Exhibit E hereto.

(b)  The Parties agree to adopt and cause the shareholders and the board of directors of the Company to adopt the resolutions necessary to execute such capitalization on the Effective Date.

ARTICLE IV

CAPITALIZATION OF LOANS

Section 4.1              Capitalization of FCC Loans.  The loans granted by ClearComm and TEM, amounting respectively to $11,447,758.28 and $11,396,338.88, which amounts include accrued interests as of the Effective Date, for purposes of meeting the matured portion of the FCC debt (the “FCC Loans”) will be capitalized on the Effective Date.  The Parties agree to (i) adopt and cause the shareholders and the board of directors of the Company to adopt the resolutions necessary to execute such capitalization on the Effective Date and (ii) issue convertible promissory notes for the aforementioned amounts and substantially in the form attached as Exhibit E hereto.

Section 4.2              Maximum Amount of Share Ownership.  On or prior to the Effective Date, (i) upon conversion of the Convertible Notes and (ii) upon capitalization of the FCC Loans pursuant to Section 4.1 hereof, TEM Puerto Rico shall receive an aggregate amount of shares of the Company equal to forty-nine point nine percent (49.9%) and the Other Stockholders shall hold an aggregate amount of shares of the Company equal to fifty point one percent (50.1%) of all of the Company’s issued and outstanding shares of capital stock on a fully diluted basis as of the date of such conversion.

ARTICLE V

REVIEW AND TERMINATION OF OTHER AGREEMENTS

Section 5.1              SCL Agreements.

Subject to Section 5.1(b) hereof, TEM shall cause TmAS to (i) forgo the payment of $1,859,068.97, corresponding to all outstanding amounts owed to TmAS by NewComm under the SCL Agreements until the Effective Date (but excluding any amounts owed under the 2005 Maintenance Agreement), and (ii) enter into a letter agreement with NewComm, attached hereto, which provides for an annual maintenance fee of $450,000.  NewComm acknowledges that TmAS is a separate legal entity and that any negotiations with respect to future pricing terms and conditions shall have to be at arm’s length and be conducted solely between NewComm and TmAS.

Section 5.2              Review of Expenses Related to Ex-patriate Employees.  Within 30 (thirty) days from the Effective Date, TEM and NewComm shall cooperate in good faith to review the costs and expenses, if any, paid by NewComm prior to the Effective Date related to the dismissal by NewComm of Claudio Hidalgo at the time of the change of management, in October and November of 2004, which costs shall be solely assumed by TEM and reimbursed to NewComm.

Section 5.3              Termination of the Letter Agreements.  The Parties agree that, notwithstanding anything to the contrary contained therein and with no further action on the part of any Party thereto, (i) the Letter Agreement between ClearComm and TEM dated June 22, 2001 and (ii) the Letter Agreement between ClearComm and TEM dated February 14, 2003 shall be terminated and be of no further force of effect.  For the avoidance of doubt, all of TEF’s, TEM’s and ClearComm’s obligations (including, without limitation, payment obligations) under such letter agreements shall be terminated.

ARTICLE VI

PREMIUM PAYMENT

Section 6.1              Payment of the Premium.  Upon the earlier to occur of (i) a Liquidation/Sale Event, (ii) an SPA Change of Control or (iii) the fifth anniversary of the Effective Date, TEM Puerto Rico shall, and TEM shall cause TEM Puerto Rico to, pay a Premium (as defined below) from the Liquidation/Sale Proceeds or based upon the Equity Valuation (as defined in the Stock Purchase Agreement), as the case may be, subject to the terms set forth in Sections 6.2 and 6.3 hereof.

Section 6.2              Payment of the Premium upon a Sale/Liquidation Event.

(a)  In the event of a Liquidation/Sale Event, TEM Puerto Rico agrees to pay a Premium, which shall attach to the shares of capital stock held by the Other Stockholders as of the Effective Date (the “Premium Stock”) from the Liquidation/Sale Proceeds, subject to the terms set forth in this section.

(b)  In the event the Liquidation/Sale Proceeds are less than or equal to the sum of the Base Value plus the Additional Subscribed Value, the Liquidation/Sale Proceeds shall be distributed among the Parties pro rata based on their respective share ownership in the Company calculated on a fully diluted basis as of the Liquidation/Sale Effective Date and there shall be no Premium payable.

(c)  In the event the Liquidation/Sale Proceeds exceed the sum of the Base Value plus the Additional Subscribed Value, the holder of the Premium Stock, without regard to any change of ownership of the Premium Stock between the Effective Date and the Liquidation/Sale Event, shall have the right and be entitled to receive, in addition to the percentage of such proceeds corresponding to its percentage equity ownership interest in the Company represented by the Premium Stock an incentive/settlement premium (the “Premium”) payment from TEM Puerto Rico of an incremental percentage of the Liquidation/Sale Proceeds calculated as follows (such Premium to be allocated among the holders of Premium Stock at the time of the Liquidation/Sale Event on a pro rata basis determined by dividing (x) the total number of shares of Premium Stock held by a Person by (y) the total number of shares of Premium Stock):

Premium = (SP/$15,000,000) x 0.025(1) x (“Liquidation/Sale Proceeds” – Additional Subscribed Value)

in which,

“SP” refers to the positive difference, if any, between (i) the Liquidation/Sale Proceeds and (ii) the sum of the Base Value plus the Additional Subscribed Value.

Set forth in Exhibit F hereto are charts illustrating the Premium payable to the Premium Stock at various levels of dilution of the capital stock existing as of the Effective Date.

(d)  With respect to the payment of the Premium, to the extent the Liquidation/Sale Proceeds include proceeds received by way of deferred payment pursuant to promissory notes, earn-outs, receivables or other forms of non-cash compensation, the Premium to be paid pursuant to Section 6.1(a) and (c) shall be calculated and paid as follows:

(i)                                     with respect to the portion of Liquidation/Sale Proceeds received by TEM Puerto Rico in cash at the time of the completion of the Liquidation/Sale Event, on the portion of the cash consideration received by TEM Puerto Rico as of such date by calculating the amount of any Premium as though such cash proceeds represented the full Liquidation/Sale Proceeds; and

(1)                                  If the quotient of SP/15,000,000 is higher than 6.64, the product of that quotient and 0.025 shall be capped at 0.166.

(ii)                                  with respect to the portion of the Liquidation/Sale Proceeds received by TEM Puerto Rico by way of deferred payment or other non-cash consideration (including earn-out) at the time such deferred payment or other non-cash consideration is received by TEM Puerto Rico in cash, by calculating the amount of any Premium in which the Liquidation/Sale Proceeds are equal to the sum of (x) the cash proceeds received in (i) above plus (y) the cash received on a deferred basis (discounted at a yield equivalent to U.S. treasury note for a similar life for the time elapsed between the Liquidation/Sale Event and the receipt of such deferred cash proceeds) and subtracting from the adjusted Premium payable under this clause (ii) any amounts paid as Premium pursuant to clause (i) above.

(e)  With respect to the payment of the Premium, to the extent the Liquidation/Sale Proceeds include non-cash proceeds, the Premium to be paid pursuant to Section 6.1(a) and (c) shall be paid in the same form and in the same proportion as actually received by TEM Puerto Rico without giving effect to any subsequent changes in value of such non-cash proceeds.

(f)  It is expressly agreed among the Parties that the Premium shall (i) be effected or paid as a reduction in TEM Puerto Rico’s entitlement to the Liquidation/Sale Proceeds and (ii) be paid solely to the holders of the Premium Stock as of the date of payment of such Premium.

(g)  It is acknowledged and agreed that the Premium shall under no circumstances (i) exceed 16.6% of the Liquidation/Sale Proceeds, nor (ii) exceed the proportion of the Liquidation/Sale Proceeds payable and actually paid to TEM Puerto Rico due to the shares of the Company’s capital stock it held at the time of the Effective Date and that it still holds on the Liquidation/Sale Effective Date, provided that the shares of capital stock held by TEM Puerto Rico at the time of the Effective Date and thereafter sold to a third party, if any, shall be deemed as if still held by TEM Puerto Rico.

(h)  The Parties hereby agree that it is a condition precedent to (x) the Sale of the Company or (y) the acquisition by ClearComm of TEM Puerto Rico’s equity interests in NewComm under the Sale Agreement that (i) the Bridge Loan or the Long-Term Financing, as the case may be, shall have been either repaid or assumed and each of TEF, TEM, TEM Puerto Rico and ClearComm has been fully and unconditionally released from its guarantee obligations thereunder and received payment in full, including interest, as to any payments made pursuant to such guarantees and (ii) the FCC Related Debt shall have been either repaid or assumed and each of Telefónica S.A. and TEM has been fully and unconditionally released from its guarantee obligations thereunder.

Section 6.3              Payment of the Premium Irrespective of a Sale/Liquidation Event.

(a)  In the absence of a Liquidation/Sale Event, upon the earlier to occur of (i) an SPA Change of Control and (ii) the fifth anniversary of the Effective Date, TEM Puerto Rico agrees, subject to the terms set forth in this section, to pay a Premium, which shall be payable to holders, at that time, of Premium Stock, based on the appraised value of NewComm estimated by the investment bank preparing an Equity Valuation pursuant to the procedures set forth in Section 2.02(b) and (c) of the Stock Purchase Agreement.  The investment bank shall be instructed that the Equity Valuation to be delivered for purposes of this Section 6.3(a) shall (i) be determined as if the Company were to be sold to a third party and (ii) be an Equity Valuation with respect to which the investment bank would be prepared to deliver a written fairness opinion if so requested by the parties.

(b)  In the event the Equity Valuation is less than or equal to the sum of the Base Value plus the Additional Subscribed Value, there shall be no Premium payable.

(c)  In the event the Equity Valuation exceeds the sum of the Base Value plus the Additional Subscribed Value, the holder of the Premium Stock, without regard to any change of ownership of the Premium Stock between the Effective Date and the SPA Change of Control or fifth anniversary of the Effective Date, as the case may be, shall have the right and be entitled to receive a Premium payment from TEM Puerto Rico calculated as follows (such Premium to be allocated among the holders of Premium Stock at the time of the SPA Change of Control or fifth anniversary of the Effective Date, as the case may be, on a pro rata basis determined by dividing (x) the total number of shares of Premium Stock held by a Person by (y) the total number of shares of Premium Stock):

Premium = (SP/$15,000,000) x 0.025(2) x (Equity Valuation – Additional Subscribed Value)

in which,

“SP” refers to the positive difference, if any, between (i) the Equity Valuation and (ii) the sum of the Base Value plus the Additional Subscribed Value.

(d)  It is acknowledged and agreed that the Premium shall under no circumstances (i) exceed 16.6% of the Equity Valuation, nor (ii) exceed the proportion of the Equity Valuation attributable to TEM Puerto Rico due to the shares of the Company’s capital stock it held at the time of the Effective Date and that it still holds at the time of the fifth anniversary of the Effective Date or immediately before the SPA Change of Control, as the case may be, provided that the shares of capital stock held by TEM Puerto Rico at the time of the Effective Date and thereafter sold to a third party, if any, shall be deemed as if still held by TEM Puerto Rico.

ARTICLE VII

INVESTMENT EXIT

Section 7.1              Triggering Event.  In the event as of September 30, 2006, the EBITDA of NewComm for the twelve-month period then ended is less than $10,970,000 (ten million nine hundred and seventy thousand dollars) (such number being 50% of the arithmetic average of the 2005 and 2006 EBITDA figures of NewComm as projected in the Business Plan), the Other

(2)                                  If the quotient of SP/15,000,000 is higher than 6.64, the product of that quotient and 0.025 shall be capped at 0.166.

Stockholders agree, if so requested in writing by TEM (the “Exit Notice”), to dispose of TEM’s and the Other Stockholders’ interests in NewComm (whether by sale, exchange, merger, consolidation, transfer, distribution or any other disposition of any kind and in an manner, by operation of law or otherwise) in accordance with the procedure set forth in Section 2.1(d) of the Sale Agreement, it being understood that, for purposes of this Section 7.1, the Exit Notice shall be deemed to be the Sale Notice (as defined in the Sale Agreement) and the Liquidity Valuation (as defined in the Sale Agreement) shall be determined pursuant to Section 2.1(b) of the Sale Agreement.  In the absence of a Sale of the Company pursuant to Section 2.1(d) of the Sale Agreement, it is expressly agreed among the Parties that Section 2.1(c) of the Sale Agreement shall apply.

ARTICLE VIII

DEBT REPAYMENT

Section 8.1              Debt Repayment Clause.  The Parties agree that from and after the Effective Date and for so long as the Company has any obligations under the Bridge Loan, the Lucent Debt or the FCC Related Debt, as applicable, 15% of the aggregate gross proceeds (other than from TEM and the Other Stockholders) of any capital increase of the Company shall be used as follows and allocated to repay:

(a)  first, any amount outstanding under the Lucent Debt;

(b)  second, upon full payment of the Lucent Debt, any amount outstanding under the Bridge Loan; and

(c)  third, upon full payment of the Bridge Loan, any amount outstanding under the FCC Related Debt.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.1              Representations and Warranties of NewComm.  NewComm represents and warrants to the other Parties as follows, in each case, as of the date hereof and as of the Effective Date.

(a)  Due Organization, Standing and Authority.  NewComm is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  NewComm has all necessary power and authority to execute, deliver and perform its obligations under this Settlement Agreement as contemplated by its formation agreements, by-laws, or other charter, organizational or governing documents (collectively, the “Governing Documents”).

(b)  Authorization and Validity of Settlement Agreement.  The execution, delivery and performance of this Settlement Agreement (a) are within NewComm’s powers, (b) have been duly authorized by all necessary action on NewComm’s behalf and all necessary consents or approvals have been obtained and are in full force and effect and (c) do not violate any of the terms and conditions of (i) NewComm’s Governing Documents, (ii) any Applicable Law, or (iii) any contracts to which NewComm is a party (except with respect to (c)(i) and (ii) for such violations that would not be reasonably expected to have a material adverse affect on

NewComm’s ability to consummate the transactions contemplated by this Settlement Agreement).

(c)  Enforceability.  This Settlement Agreement has been duly executed and delivered on behalf of NewComm and constitutes a legal, valid and binding obligation of NewComm, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

(d)  List of Stockholders.  The list of existing stockholders set forth on Exhibit A hereto is the full, complete and accurate list of NewComm’s shareholders and there are no other stockholders of NewComm other than TEM Puerto Rico, upon conversion of the Convertible Notes and other obligations of the Company pursuant to Articles III and IV hereof.

(e)  No Knowledge of Fraud.  Other than as set forth on Schedule 9.1(e) hereto, neither NewComm nor any of the NewComm Senior Executives is aware of any alleged Fraud with respect to the services rendered by TEM under the Management Agreement regarding which NewComm intends to assert a claim pursuant to Section 2.2(b) hereof.

Section 9.2              Representations and Warranties of TEM.  TEM represents and warrants to the other Parties as follows, in each case, as of the date hereof and as of the Effective Date.

(a)  Due Organization, Standing and Authority.  TEM is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  TEM has all necessary power and authority to execute, deliver and perform its obligations under this Settlement Agreement as contemplated by its Governing Documents.

(b)  Authorization and Validity of Settlement Agreement.  The execution, delivery and performance of this Settlement Agreement (a) are within TEM’s powers, (b) have been duly authorized by all necessary action on TEM’s behalf and all necessary consents or approvals have been obtained and are in full force and effect and (c) do not violate any of the terms and conditions of (i) TEM’s Governing Documents, (ii) any Applicable Law, or (iii) any contracts to which TEM is a party (except with respect to (c)(i) and (ii) for such violations that would not be reasonably expected to have a material adverse affect on TEM’s ability to consummate the transactions contemplated by this Settlement Agreement).

(c)  Enforceability.  This Settlement Agreement has been duly executed and delivered on behalf of TEM and constitutes a legal, valid and binding obligation of TEM, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

Section 9.3              Representations and Warranties of TEM Puerto Rico.  TEM Puerto Rico represents and warrants to the other Parties as follows, in each case, as of the date hereof and as of the Effective Date.

(a)  Due Organization, Standing and Authority.  TEM Puerto Rico is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  TEM Puerto Rico has all necessary power and authority to execute, deliver and perform its obligations under this Settlement Agreement as contemplated by its Governing Documents.

(b)  Authorization and Validity of Settlement Agreement.  The execution, delivery and performance of this Settlement Agreement (a) are within TEM Puerto Rico’s powers, (b) have been duly authorized by all necessary action on TEM Puerto Rico’s behalf and all necessary consents or approvals have been obtained and are in full force and effect and (c) do not violate any of the terms and conditions of (i) TEM Puerto Rico’s Governing Documents, (ii) any Applicable Law, or (iii) any contracts to which TEM Puerto Rico is a party (except with respect to (c)(i) and (ii) for such violations that would not be reasonably expected to have a material adverse affect on TEM Puerto Rico’s ability to consummate the transactions contemplated by this Settlement Agreement).

(c)  Enforceability.  This Settlement Agreement has been duly executed and delivered on behalf of TEM Puerto Rico and constitutes a legal, valid and binding obligation of TEM Puerto Rico, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

Section 9.4              Representations and Warranties of ClearComm.  ClearComm represents and warrants to the other Parties as follows, in each case, as of the date hereof and as of the Effective Date.

(a)  Due Organization, Standing and Authority.  ClearComm is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  ClearComm has all necessary power and authority to execute, deliver and perform its obligations under this Settlement Agreement as contemplated by its Governing Documents.

(b)  Authorization and Validity of Settlement Agreement.  The execution, delivery and performance of this Settlement Agreement (a) are within ClearComm’s powers, (b) have been duly authorized by all necessary action on ClearComm’s behalf and all necessary consents or approvals have been obtained and are in full force and effect and (c) do not violate any of the terms and conditions of (i) ClearComm’s Governing Documents, (ii) any Applicable Law, or (iii) any contracts to which ClearComm is a party (except with respect to (c)(i) and (ii) for such violations that would not be reasonably expected to have a material adverse affect on ClearComm’s ability to consummate the transactions contemplated by this Settlement Agreement).

(c)  Enforceability.  This Settlement Agreement has been duly executed and delivered on behalf of ClearComm and constitutes a legal, valid and binding obligation of ClearComm, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

Section 9.5              Representations and Warranties of the Other Stockholders.  Each Other Stockholder (to the exception of ClearComm) hereto represents and warrants, separately and individually, to the other Parties as follows, in each case, as of the date hereof and as of the Effective Date.

(a)  Due Organization, Standing and Authority.  Each Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each Party has all necessary power and authority to execute, deliver and perform its obligations under this Settlement Agreement as contemplated by its Governing Documents.

(b)  Authorization and Validity of Settlement Agreement.  The execution, delivery and performance of this Settlement Agreement (a) are within each Party’s powers, (b) have been duly authorized by all necessary action on each Party’s behalf and all necessary consents or approvals have been obtained and are in full force and effect and (c) do not violate any of the terms and conditions of (i) each Party’s Governing Documents, (ii) any Applicable Law, or (iii) any contracts to which a Party is a party (except with respect to (c)(i) and (ii) for such violations that would not be reasonably expected to have a material adverse affect on the Party’s ability to consummate the transactions contemplated by this Settlement Agreement).

(c)  Enforceability.  This Settlement Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

ARTICLE X

COVENANTS

Section 10.1                      NewComm’s Duty to Inform TEM.  NewComm shall notify TEM as promptly as practicable if any knowledge of any alleged Fraud comes to its or its officers’, directors’, agents’, employees’ or Affiliates’ attention prior to the Effective Date.  If NewComm obtains actual knowledge of any Fraud information prior to the Effective Date and fails to notify TEM as promptly as practicable before the Effective Date, then for purposes of TEM’s liability under Section 2.2 hereof, no claim for indemnification shall be made.

Section 10.2                      FCC License.

(a)  The Parties agree to cooperate in good faith and as soon as reasonably practicable, but in any event  (i) prior to the expiration of the FCC Authorization, ClearComm, NewComm and TEM Puerto Rico shall make any necessary and appropriate filings with the FCC reflecting that ClearComm and TEM will not be consummating the transfer of control pursuant to the terms of the FCC Authorization; and (ii) within thirty (30) days after TEM Puerto Rico shall have exercised the conversion feature of the Convertible Notes and TEM Puerto Rico shall have received 49.9% of NewComm’s capital stock, ClearComm, NewComm and TEM Puerto

Rico shall make any necessary and appropriate filings with the FCC reflecting the acquisition of 49.9% of NewComm’s capital stock by TEM Puerto Rico.

(b)  Upon TEM’s decision to assume the control of NewComm pursuant to and under the terms and conditions of the Stock Purchase Agreement, the Parties agree to cooperate in good faith and use their commercially reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper, advisable or required to obtain the FCC Authorization (including, without limitation, completing such steps as were necessary for the obtaining of the authorization granted on August 12, 2004 by the FCC to the Purchaser relating to the transfer of control of NewComm to the Purchaser) as soon as reasonably practicable.  Each Party agrees to use its best efforts to furnish to each other such information and assistance and to consult with respect to the terms of any filing, registration, application or undertaking as may be requested in connection with the foregoing.

Section 10.3                      Third Party Offer.  Each Party agrees to inform the Board of Directors and the other Parties as soon as reasonably practicable of any solicited and unsolicited third party offers, inquiries, proposals, bids or other indications of interests concerning any purchase, transfer or other disposition of any capital stock of the Company, any merger, consolidation, business combination or other similar transaction involving the Company, any sale of all or any parts of the assets of the Company or any similar transaction involving the Company (such transaction, an “Acquisition Transaction”).  Each Party further agrees not to engage in any discussions or negotiations with, or provide information to, any Person (other than the other Parties and the Board of Directors) with respect to any Acquisition Transaction and shall promptly communicate to the Board of Directors the material terms of such proposals and any documents received in connection therewith.

Section 10.4                      Further Assurances.

(a)  Each of the Parties agrees to use its commercially reasonable best efforts to take, or cause their respective Affiliates to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to satisfy each of the conditions set forth in Section 11.1 hereto.

(b)  Each of the Parties agrees to cooperate in good faith to seek an extension of the amount of the $6,000,000 principal payment due to Lucent in 2005 under the Lucent Debt.

Section 10.5                      Long-Term Financing.

(a)  TEM agrees to undertake all commercially reasonable actions necessary to refinance the Bridge Loan on the third anniversary of the Effective Date, with two-year term loan maturing on the fifth anniversary of the Effective Date (the “Long-Term Financing”) and, in respect thereof, to cause TEF to guarantee the prompt and complete payment and performance by NewComm when due (whether at stated maturity, by acceleration or otherwise) of the Long-Term Financing (the “TEF Guarantee”), it being understood that TEF Guarantee shall be under terms reasonably acceptable to TEF, which in any case shall not be substantially different from any other corporate guarantees customarily issued by TEF.

(b)  The Parties acknowledge that the Long-Term Financing shall provide for no amortization of principal, the same being payable in full on the maturity date thereof.  In addition to the TEF Guarantee, the Long-Term Financing shall be jointly and severally guaranteed by ClearComm.

(c)  The obligation to provide TEF Guarantee shall be subject to the satisfaction of the following conditions:

(i)                                     No law, statute, rule or regulation shall have been adopted, promulgated, enforced or issued by any Governmental Entity having the effect of making illegal or otherwise prohibiting the delivery of TEF Guarantee pursuant to Section 10.5(b), and there shall not be in effect any injunction, writ or restraining order or decree issued by a court of competent jurisdiction that prohibits the delivery of TEF Guarantee pursuant to Section 10.5(b) hereof;

(ii)                                  The execution, delivery and performance by each of the Other Stockholders of the guarantee pursuant to Section 10.5(b) hereof shall have been duly authorized and such guarantee shall be a legal, valid and binding obligation of each of the Other Stockholders enforceable against each of them in accordance with the terms of the guarantee;

(iii)                               Each of the FCC Licenses shall be in full force and effect;

(iv)                              The Other Stockholders shall not be in violation in any respect with any of the provisions of this Settlement Agreement or the other agreements referred to herein and incorporated by reference; and

(v)                                 In the event TEM Puerto Rico shall have delivered a Purchase Notice (as defined in the Stock Purchase Agreement) pursuant to Section 2.03(a) of the Stock Purchase Agreement, no Applicable Law or injunction enacted, entered, promulgated, enforced, issued by the FCC or any other Governmental Entity or other legal restraint or prohibition preventing TEM Puerto Rico from assuming control of the Company shall be in effect or threatened (each, a “Legal Restraint”), provided that this condition shall be deemed satisfied in the event that such Legal Restraint is caused by, attributable to or resulted from TEM or TEM Puerto Rico’s bad faith, willful misconduct or gross negligence or is directly caused by, attributable to or resulted from an action of TEM or TEM Puerto Rico.

Section 10.6                      FCC Line of Credit.

(a)  TEM agrees to undertake all commercially reasonable actions necessary to arrange a subordinated line of credit from a commercial bank (the “Subordinated Loan Facility”) for NewComm, the proceeds of which shall be available solely to pay the balance of the FCC Related Debt as currently scheduled or as extended.  Such Subordinated Loan facility shall be in accordance with the terms set forth in Exhibit K hereto.

(b)  To the extent there is (i) a voluntary bankruptcy of NewComm, that has been properly authorized pursuant to Section 4.7(b) of the Shareholders Agreement, that results in an event of default under Section 9.01(h) (voluntary bankruptcy filing) of the Subordinated Loan Facility or (ii) a default and acceleration under the Lucent Debt that results in a default under Section 9.01 (f) (cross-default provision) of the Subordinated Loan Facility, then, TEM commits to use its reasonable best efforts to obtain a waiver from the lender providing the Subordinated Loan Facility with respect to either such event of default under the Subordinated Loan Facility or, such waiver not having been obtained, commits to obtain for NewComm alternate financing with terms and conditions substantially similar to the Subordinated Loan Facility in order to repay the FCC Debt (as defined in the Subordinated Loan Facility).  To the extent that TEM provides alternate financing pursuant to the preceding sentence, the amount of any such financing, taken together with any amounts previously funded under the Subordinated Loan Facility, or remaining under such facility if such default is cured, shall not exceed in the aggregate US$40 million.

Section 10.7                      Third Party Financing.  It is expressly agreed that in the event of NewComm obtaining a non-recourse long-term financing from a third-party (the “Third-Party Financing”) sufficient to refinance both the Bridge Loan and the FCC Related Debt, (a) the Long-Term Financing set forth in Section 10.5(a) will not be required and (b) each of (i) TEF Guarantee obligations set forth in Section 10.5(a), (ii) TEF guarantee obligations set forth in Exhibit K and (iii) TEM Puerto Rico’s call right set forth in the Stock Purchase Agreement shall be of no further force and effect.

ARTICLE XI

CONDITIONS PRECEDENT TO EFFECTIVENESS

Section 11.1                      Effective Date.  This Settlement Agreement shall become effective on the date on which each of the following conditions precedent has been satisfied, or waived, as the case may be (such date is referred to herein as the “Effective Date”):

(a)  The representations and warranties of each Party shall be true and correct in all respects as of the date hereof and as of the Effective Date;

(b)  Each Party shall have complied in all material respects with all covenants contained in this Settlement Agreement;

(c)  Each Party hereto shall have received counterparts of this Settlement Agreement duly executed by each of other Party;

(d)  TEM Puerto Rico shall have exercised the conversion feature of the Convertible Notes and TEM Puerto Rico shall have received 49.9% of NewComm’s capital stock;

(e)  The FCC Loans shall have been capitalized;

(f)  TEM and ClearComm shall have entered into a termination agreement of the Joint Venture Agreement, a copy of which is attached as Exhibit G hereto and made a part hereof;

(g)  TEM Puerto Rico and ClearComm shall have entered into an amendment to the Stock Purchase Agreement, a copy of which is attached as Exhibit H hereto and made a part hereof;

(h)  TEM and NewComm shall have entered into a termination agreement of the Management Agreement, a copy of which is attached as Exhibit I hereto and made a part hereof;

(i)  NewComm and TEM shall have entered into a termination agreement of the Technology Transfer Agreement, a copy of which is attached as Exhibit J hereto and made a part hereof;

(j)  TEM shall have obtained, and NewComm shall have entered into an extension or refinancing of the Bridge Loan, extending the maturity until thirty six (36) months, with the benefit of joint and several guarantees of TEM Puerto Rico and ClearComm;

(k)  TEM shall have arranged a line of credit from a commercial bank, the proceeds of which shall be available solely to pay the balance of the FCC Related Debt as currently scheduled or as extended, which line of credit shall be in accordance with the terms set forth in Exhibit K hereto;

(l)  TEM and NewComm shall have entered into an agreement regarding the use of the “Movistar” brand, a copy of which is attached as Exhibit L hereto and made a part hereof;

(m)  TEM Puerto Rico and the Other Stockholders shall have entered into an amendment and restatement of the Shareholders Agreement, a copy of which is attached as Exhibit M hereto and made a part hereof;

(n)  TEM Puerto Rico and the Other Stockholders shall have entered into an amendment to the Sale Agreement, a copy of which is attached as Exhibit N hereto and made a part hereof; and

(o)  TEM Puerto Rico and the Other Stockholders shall have modified the composition of the Board of Directors to comply with the Shareholders Agreement, as amended and restated.

ARTICLE XII

MISCELLANEOUS

Section 12.1                      Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Settlement Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or facsimile, as follows.

If to NewComm, to:

NewComm Wireless Services, Inc.
City View Plaza 48
Calle 165, Suite 700

Guyanabo, Puerto Rico 00968
Attention: Javier O. Lamoso
Facsimile No.: (787) 749-5707

With a copy to:

Martinez Odell & Calabria
P.O. Box 190988
Hato Rey, Puerto Rico 00919-0998
Attention: Lawrence Odell Peck, Esq.
Facsimile No.: (787) 753-8402

If to TEM or TEM Puerto Rico, to:

Telefónica Móviles S.A.
Calle Goya n° 24
Madrid 28001, Spain
Attention:  Antonio Hornedo
Facsimile No.: + 34 91 423 4294

Metro Office Park
Building 17, Suite 600
Guyanabo, Puerto Rico 00968
Attention:  Maria D. Pizarro Figueroa
Facsimile No.: (787) 749-5880

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: S. Todd Crider, Esq.
Facsimile No.: (212) 455-2502

If to ClearComm, to:

ClearComm, L.P.
221 Ponce de Leon Avenue, Suite 1407
San Juan, Puerto Rico 00917-1814
Attention: Javier O. Lamoso
Facsimile No.: (787) 756-0844

With a copy to:

Martinez Odell & Calabria
P.O. Box 190988
Hato Rey, Puerto Rico 00919-0998

Attention: Lawrence Odell Peck, Esq.
Facsimile No.: (787) 753-8402

If to the Other Stockholders, to the address set forth opposite each Other Stockholder listed on Exhibit A hereto.

All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third Business Day after the mailing thereof or, in the case of notice by facsimile, when receipt thereof is confirmed by telephone.

Section 12.2                      Intended Beneficiaries.  This Settlement Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  In addition, the Persons that are covered by the release as set forth in Section 2.1(a) and (b) are intended third party beneficiaries of that clause.  Subject to the preceding sentence, nothing in this Settlement Agreement, expressed or implied, is intended to confer or shall confer upon any Person other than the Parties (including TEM’s Affiliates) and their respective successors and permitted assigns, any rights (whether legal or equitable), benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Settlement Agreement.

Section 12.3                      Entire Agreement.  This Settlement Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

Section 12.4                      Amendment.  This Settlement Agreement may not be amended or modified, not may any of its provisions be waived, except in writing signed by all the Parties.

Section 12.5                      Severability.  In case any provision of this Settlement Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Settlement Agreement shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by Applicable Law.

Section 12.6                      Survival of Representations.  All representations, warranties, agreements, covenants and obligations herein are material, shall be deemed to have been relied upon by the other Party, and shall survive the date hereof.

Section 12.7                      Successors and Assigns.  This Settlement Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 12.8                      No Admission of Liability.  Neither this Settlement Agreement nor any act performed or document executed pursuant to or in furtherance of this Settlement Agreement:  (a) is or may be deemed to be or may be used as an admission or evidence of the validity of any released claim or any wrongdoing or liability of any Party; or (b) is or may be deemed to be or may be used as an admission or evidence of any fault or omission of any Party in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal, other than in such proceedings as may be necessary to consummate or enforce this Settlement Agreement.

Section 12.9                      No Assignment of Claims.  Each Party represents and warrants that it is the only Person who, to its knowledge, has any interest in any claims released hereby and that none of such claims, nor any part thereof, have been assigned, granted or transferred in any way to any Person.

Section 12.10                Interpretation.  This Settlement Agreement has been jointly drafted by the Parties at arm’s-length and each Party has had ample opportunity to consult with independent legal counsel.  No provision or ambiguity in this Settlement Agreement shall be resolved against any Party solely by virtue of its participation in the drafting of this Settlement Agreement.

Section 12.11                Conflict.  In the event that there exists a conflict or inconsistency between the terms of this Settlement Agreement and the terms of any other document related to the settlement set forth herein, the terms of this Settlement Agreement shall prevail.

Section 12.12                Attorneys’ Fees.  Each Party shall be responsible for the payment of (a) its own costs and expenses (including reasonable attorneys’ fees), and (b) all of its costs and expenses (including reasonable attorneys’ fees) in connection with the matters referred to in this Settlement Agreement.

Section 12.13                Captions.  The captions of this Settlement Agreement are for convenience only and are not a part of this Settlement Agreement and do not in any way limit or amplify the terms and provisions of this Settlement Agreement and shall have no effect on its interpretation.

Section 12.14                Counterparts.  This Settlement Agreement may be executed in counterparts, by either an original signature or signature transmitted by facsimile transmission or other similar process and each copy so executed shall be deemed to be an original and all copies so executed shall constitute one and the same agreement.

Section 12.15                Confidentiality.  The terms and conditions of this Settlement Agreement, and all matters relating thereto, shall remain confidential between the Parties and shall not be disclosed to any Person except:  (i) to the Parties and their respective officers, directors, employees, representatives, counsel, auditors and other professionals who need to know such information for purposes of conducting their ordinary course of business; (ii) to any Person as required by operation of law; or (iii) to any Person agreed to by the Parties, in writing.  To the extent that a Party is required or purportedly required to disclose all or any terms of this Settlement Agreement pursuant to subparagraph (ii) above, such Party shall immediately give written notice to the other Parties, and the Party seeking disclosure shall, if so requested by any other Party, use its best efforts to obtain a protective order from the court or a written guarantee of confidentiality from any Person to whom the terms are to be disclosed to limit, in advance, the dissemination and disclosure of this Settlement Agreement and its terms.

Section 12.16                Arbitration.

(a)  Subject to Section 2.2(d), any dispute, controversy or claim of any kind or character arising out of, relating to or in connection with this Settlement Agreement (whether based in tort, contractual or statutory principles), including any question regarding its existence, validity or termination, or regarding a breach thereof (hereafter, “Dispute”) shall be submitted to a representative of each of the parties involved to attempt to reach an amicable resolution.  A party wishing to initiate consideration of a dispute by such representative shall give written notice to the other parties hereto of the existence of such dispute and of the party’s desire to have such representative consider the dispute.  Such notice shall set forth a brief description of the nature of the dispute to be considered.

(b)  If a Dispute is not settled within thirty (30) days after the notice is given to the other parties seeking representative consideration of a Dispute, such Dispute shall be submitted for resolution to the American Arbitration Association in accordance with the International Arbitration Rules of the American Arbitration Association.  A party wishing to submit a Dispute to arbitration shall give written notice to such effect to the other parties hereto.  The arbitration shall be resolved by a three-person arbitration panel.

(c)  The site of the arbitration shall be Miami, Florida, or such other location as the parties in arbitration may mutually agree in writing, any award shall be deemed to have been made there, and the language to be used in the arbitration proceedings shall be the English language with a simultaneous translation into Spanish.  Any award shall be in writing in the English language and state the reasons and contain reference to the legal grounds upon which it is based.  The award may be made public only with the written consent of all parties to the arbitration; provided, however, that any ruling or award, final or otherwise, may be cited in any subsequent dispute or proceeding to enforce such ruling.

Section 12.17                Governing Law.  The substantive rights and obligations of the Parties arising out of, in connection with or ancillary to this Settlement Agreement shall be governed by the substantive laws of the State of Florida excluding conflict of laws principles.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have signed this Settlement Agreement in multiple counterparts.

NEWCOMM WIRELESS SERVICES, INC.

By:
Name:
Title:

TELEFÓNICA MÓVILES S.A.

By:
Name: Ernesto Lopez Mozo
Title: Chief Financial Officer

By:
Name: Antonio Hornedo
Title: General Counsel

TELEFÓNICA MÓVILES PUERTO RICO, INC.

By:
Name: Francisco Martinez Davis
Title: Director

By:
Name: Juan Ramon Balcells
Title: Director

CLEARCOMM, L.P.

By:
Name:
Title:

OPPORTUNITY CAPITAL PARTNERS IV, L.P.

By:
Name:
Title:

SYNDICATED COMMUNICATIONS VENTURE PARTNERS IV, L.P.

By:
Name:
Title:

FLEET DEVELOPMENT VENTURES, LLC

By:
Name:
Title:

POWER EQUITIES, INC.

By:
Name:
Title: